UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934
Date of Report: April 12, 2006
(Date of earliest event reported)
KB HOME
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	1-9195 (Commission File Number)	95-3666267 (IRS Employer Identification No.)
10990 Wilshire Boulevard, Los Angeles, California 90024
(Address of principal executive offices)                    (Zip Code)
Registrant’s telephone number, including area code: (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement
On April 12, 2006, KB Home entered into an unsecured five-year $400 million term loan (the “Term Loan”) pursuant to a Term Loan Agreement (the “Agreement”) with the lenders named therein, Citicorp North America, Inc., as Administrative Agent, Citigroup Global Markets Inc. and Calyon New York Branch, as Joint Lead Arrangers and Joint Book Managers, and Calyon New York Branch, as Syndication Agent. Unless it is extended pursuant to its terms, the Term Loan will mature on April 11, 2011. The Agreement contains customary events of default relating to KB Home and specified subsidiaries that permit the lenders to accelerate payment on outstanding borrowings if not cured within applicable grace periods, including nonpayment of principal, interest and fees or other amounts, violation of covenants, inaccuracy of representations and warranties, and default under other indebtedness, and provides for automatic acceleration upon the occurrence of bankruptcy and other insolvency events. In addition, upon a specified change in control, the lenders thereunder may demand that the outstanding borrowings under the Term Loan be repaid. Interest rates on borrowings are as described in the Agreement. The Term Loan is guaranteed by certain of KB Home’s domestic subsidiaries. The proceeds of the Term Loan may be used to repay existing indebtedness and to pay fees and expenses in connection with the Term Loan.
Certain of the Term Loan lenders are also lenders under the senior unsecured five-year $1.5 billion revolving credit facility that KB Home entered into on November 22, 2005.
The above description is a summary and is qualified in its entirety by the terms of the Agreement, which is filed as Exhibit 10.25 to this report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
10.25	Term Loan Agreement, dated as of April 12, 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 17, 2006

KB Home
By:	/s/ Domenico Cecere
Domenico Cecere
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.25	Term Loan Agreement, dated as of April 12, 2006.

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